GREEWICH STREET SERIES FUND
10f-3 REPORT
September 1, 1998 through November 30, 1998



				Trade                                           Purch.          % of
Issuer                          Date    Selling Dealer          Amount     Price
		Issue

Metromedia Fiber Network                11/20/98        Chase Securities 75,000
	$100.00         1.54%
10.000% due 11/15/2008

Knergy 8.250% Peps.             11/23/98        Morgan Stanley    430,000  43.00
		0.21